Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fidelity National Financial, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-132843, 333-138254, 333-129886 and 333-129016) on Form S-8 and Registration Statement (No. 333-147391) on Form S-3 of Fidelity National Financial, Inc. of our reports dated February 28, 2008, with respect to the Consolidated Balance Sheets of Fidelity National Financial, Inc. as of December 31, 2007 and 2006, and the related Consolidated Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Fidelity National Financial, Inc.

Our reports on Fidelity National Financial, Inc.’s Consolidated Financial Statements and related schedules refer to a change, effective January 1, 2006, in the method of accounting for share-based employee compensation, to a change, effective December 31, 2006, in the method of accounting for defined benefit pension and other postretirement plans and to a change effective January 1, 2007, in the method of accounting for uncertain tax positions.

/s/ KPMG LLP

February 28, 2008

Jacksonville, Florida
Certified Public Accountants